Exhibit 3.1

ARTICLES OF AMENDMENT

OF

COMMUNICATIONS SALES & LEASING, INC.

February 22, 2017

Communications Sales & Leasing, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Articles of Amendment and Restatement of the Corporation (the “Articles”) are hereby amended by deleting and replacing ARTICLE TWO in its entirety as follows:

ARTICLE TWO

NAME

The name of the Corporation is Uniti Group Inc.

SECOND: The foregoing amendment to the Articles was approved by a majority of the entire Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment shall become effective on February 27, 2017.

FOURTH:  The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters are true in all material respects and that this statement is made under the penalties of perjury.

[Signatures appear on the following page]

4823-7105-4911.1

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary as of the date first written above.

ATTEST: By: /s/ Daniel L. Heard Name:Daniel L. Heard Title:Executive Vice President – General Counsel and Secretary	COMMUNICATIONS SALES & LEASING, INC. By: /s/ Kenneth A. Gunderman Name:Kenneth A. Gunderman Title: President and Chief Executive Officer

Signature Page to Articles of Amendment